CRAMERTON AUTOMOTIVE PRODUCTS L.P.

                                       AND

                        CRAMERTON MANAGEMENT CORPORATION



                            EQUITY PURCHASE AGREEMENT

                                  BY AND AMONG

                           SEIREN U.S.A. CORPORATION,

                        SEIREN AUTOMOTIVE TEXTILE CORPORATION,

                                       AND

                                SEIREN CO., LTD.,

                                   as SELLERS,

                                       AND

                         COLLINS & AIKMAN PRODUCTS CO.,

                                  as PURCHASER


                          Dated as of December 11, 1996





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                                TABLE OF CONTENTS

                                                                        Page

            RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                   ARTICLE I.

                                   DEFINITIONS

            Section 1.1.   Definitions  . . . . . . . . . . . . . . . .   1
            Section 1.2.   Accounting Terms and Determinations  . . . .   5

                                   ARTICLE II.

                                SALE AND PURCHASE

            Section 2.1.   Agreement to Sell and to Purchase  . . . . .   6
            Section 2.2.   Purchase and Sale of Equity  . . . . . . . .   6

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF SELLERS

            Section 3.1.   Authority of Sellers   . . . . . . . . . . .   6
            Section 3.2.   Title to the LP Interest and the GP Interest   7
            Section 3.3.   Title to the CMC Equity  . . . . . . . . . .   7
            Section 3.4.   Valid Issuance; No Options   . . . . . . . .   7
            Section 3.5.   No Conflict or Violation; Consents   . . . .   7
            Section 3.6.   Reserved   . . . . . . . . . . . . . . . . .   8
            Section 3.7.   Financial Statements of the Company  . . . .   8
            Section 3.8.   Financial Statements of CMC  . . . . . . . .   8
            Section 3.9.   Undisclosed Liabilities  . . . . . . . . . .   9
            Section 3.10.  Material Adverse Effect  . . . . . . . . . .   9
            Section 3.11.  Disclaimer  of Additional Representations and
                           Warranties; Schedules   . . . . . . . . . .    9
            Section 3.12.  Brokers  . . . . . . . . . . . . . . . . . .   9

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Section 4.1.   Authority of Purchaser   . . . . . . . . . .  10
            Section 4.2.   No Conflict or Violation   . . . . . . . . .  10
            Section 4.3.   Litigation   . . . . . . . . . . . . . . . .  10
            Section 4.4.   Brokers  . . . . . . . . . . . . . . . . . .  10
            Section 4.5.   Investment Intent; Status  . . . . . . . . .  11



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

            Section 4.6.    Disclaimer of Additional  Representations and
                Warranties  . . . . . . . . . . . . . . . . . . . . . .  11

                                   ARTICLE V.

                          CERTAIN COVENANTS OF SELLERS

            Section 5.1.   Conduct of Business  . . . . . . . . . . . .  11
            Section 5.2.   Information and Access   . . . . . . . . . .  11

                                   ARTICLE VI.
                        CERTAIN COVENANTS AND AGREEMENTS

            Section 6.1.   Filings  . . . . . . . . . . . . . . . . . .  11
            Section 6.2.   Transfer Taxes   . . . . . . . . . . . . . .  11
            Section 6.3.   Certain Provisions Relating to Consents  . .  12
            Section 6.4.   Nondisclosure; Noncompetition  . . . . . . .  12
            Section 6.5.   Efforts  . . . . . . . . . . . . . . . . . .  13
            Section 6.6.   Tax Sharing Agreements and Arrangements  . .  13
            Section 6.7.   Tax Returns  . . . . . . . . . . . . . . . .  13

                                  ARTICLE VII.

                       CONDITIONS TO SELLERS' OBLIGATIONS

            Section 7.1.   Representations and Warranties   . . . . . .  14
            Section 7.2.   Compliance with Agreement  . . . . . . . . .  14
            Section 7.3.   No Adverse Proceeding  . . . . . . . . . . .  14
            Section 7.4.   Consents   . . . . . . . . . . . . . . . . .  14
            Section 7.5.   Corporate Documents  . . . . . . . . . . . .  14
            Section 7.6.   New Marketing Agreement  . . . . . . . . . .  14
            Section 7.7.   Termination of Agreements  . . . . . . . . .  14
            Section 7.8.   FIRPTA   . . . . . . . . . . . . . . . . . .  15
            Section 7.9.   JPS Automotive Agreement Closing   . . . . .  15
            Section 7.10.  Opinion of Counsel   . . . . . . . . . . . .  15
            Section 7.11.  Company Tax Distribution   . . . . . . . . .  15

                                  ARTICLE VIII.

                        CONDITIONS TO PURCHASER'S OBLIGATIONS

            Section 8.1.   Representations and Warranties   . . . . . .  15
            Section 8.2.   Compliance with Agreement  . . . . . . . . .  16
            Section 8.3.   No Adverse Proceeding  . . . . . . . . . . .  16
            Section 8.4.   Consents   . . . . . . . . . . . . . . . . .  16


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


            Section 8.5.   Corporate Documents  . . . . . . . . . . . .  16
            Section 8.6.   FIRPTA   . . . . . . . . . . . . . . . . . .  16
            Section 8.7.   JPS Automotive Agreement   . . . . . . . . .  16
            Section 8.8.   Purchaser Bank Consent   . . . . . . . . . .  16
            Section 8.9.   Material Adverse Effect  . . . . . . . . . .  16
            Section 8.10.  Clearance Certificates   . . . . . . . . . .  17
            Section 8.11.  Marketing and Consulting Agreements  . . . .  17
            Section 8.12.  Waiver of Any Seiren Right of First Refusal   17
            Section 8.13.  Release of Claims Against the Company and CMC 17
            Section 8.14.  Opinions of Counsel  . . . . . . . . . . . .  18

                                   ARTICLE IX.

                            THE CLOSING; TERMINATION

            Section 9.1.   The Closing  . . . . . . . . . . . . . . . .  18
            Section 9.2.   Deliveries by Sellers at the Closing   . . .  18
            Section 9.3.   Deliveries by Purchaser at the Closing   . .  19
            Section 9.4.   Termination  . . . . . . . . . . . . . . . .  19

                                   ARTICLE X.

                                 INDEMNIFICATION

            Section 10.1.   Survival  . . . . . . . . . . . . . . . . .  19
            Section 10.2.   Indemnification  Provisions for  Benefit of
                             Purchaser    . . . . . . . . . . . . . . .  20
            Section 10.3.   Indemnification Provisions  for Benefit  of
                              Sellers   . . . . . . . . . . . . . . . .  21
            Section 10.4.   Matters Involving Third Parties   . . . . .  21
            Section 10.5.   Certain Additional  Provisions Relating  to
                              Indemnification   . . . . . . . . . . . .  22

                                   ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

            Section 11.1.   Notices   . . . . . . . . . . . . . . . . .  23
            Section 11.2.   Amendments  . . . . . . . . . . . . . . . .  23
            Section 11.3.   Assignment and Parties in Interest  . . . .  23
            Section 11.4.   Announcements   . . . . . . . . . . . . . .  24
            Section 11.5.   Expenses  . . . . . . . . . . . . . . . . .  24
            Section 11.6.   Entire Agreement  . . . . . . . . . . . . .  24
            Section 11.7.   Descriptive Headings  . . . . . . . . . . .  24
            Section 11.8.   Counterparts  . . . . . . . . . . . . . . .  24
            Section 11.9.   Governing Law;  Jurisdiction; Waiver of Jury
                             Trial  . . . . . . . . . . . . . . . . . .  24
            Section 11.10.  Construction  . . . . . . . . . . . . . . .  25



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            Section 11.11.  Severability  . . . . . . . . . . . . . . .  25
            Section 11.12.  Specific Performance  . . . . . . . . . . .  25
            Signature Page  . . . . . . . . . . . . . . . . . . . . . .  26


          SCHEDULE
          NUMBER    SCHEDULE NAME

          1.1       Certain Officers
          3.5       Conflicts or Violations
          3.7(a)    Financial Statements of the Company
          3.7(b)    Interim Financial Statements of the Company
          3.8       Financial Statements of CMC
          3.9(a)    Undisclosed  Liabilities of the Company
          3.9(b)    Undisclosed Liabilities of CMC
          3.10      Material Adverse Effect
          8.4       Consents, Permits,  Authorizations, Approvals,  Waivers
                      and Amendments




          EXHIBIT   EXHIBIT NAME

          A         Form of New Marketing Agreement
          B         Form of FIRPTA Certificates
          C         Form of Purchaser's Opinion of Counsel
          D         Form of Sellers' Opinion of Counsel

The Registrant hereby undertakes to furnish supplementally a copy of any schedule omitted herefrom as permitted by Item 601(b)(2) of Regulation S-K to the Commission upon request.

                            EQUITY PURCHASE AGREEMENT


                    THIS EQUITY PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 11, 1996 by and among SEIREN U.S.A. CORPORATION, a New York corporation ("Seiren Affiliate 1"), SEIREN AUTOMOTIVE TEXTILE CORPORATION, a Delaware corporation ("Seiren Affiliate 2"), SEIREN CO., LTD., a Japanese corporation ("Seiren Shareholder" and together with Seiren Affiliate 1 and Seiren Affiliate 2, "Sellers"), and COLLINS & AIKMAN PRODUCTS CO., a Delaware corporation ("Purchaser").

                                    RECITALS

                    A.     Seiren   Affiliate 1  owns   an  18.5%   limited
          partnership interest (the "LP Interest") in Cramerton Automotive Products, L.P. (the "Company"); and

                    B. Seiren Affiliate 2 owns a 1% general partnership interest in the Company (the "GP Interest"); and

                    C. Seiren Shareholder owns a 50% common stock interest in Cramerton Management Corporation ("CMC") (the "CMC Equity" and together with the LP Interest and the GP Interest, the "Equity"), which owns a 1% general partnership interest in the Company; and

                    D. Purchaser desires to purchase the Equity from Sellers, and Sellers desire to sell the Equity to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;

                    NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

                    Section 1.1. Definitions. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

                    "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

                    "Agreement" has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.


                    "Balance   Sheet"  has   the  meaning   set  forth   in
               Section 3.7(a).

                    "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York and Tokyo, Japan.

                    "Cap" has the meaning set forth in Section 10.2(a).

                    "Closing" has the meaning set forth in Section 9.1.

                    "Closing   Date"   has  the   meaning   set   forth  in
               Section 9.1.

                    "CMC"  has the meaning  set forth in  the third recital
               hereto.

                    "CMC  Balance  Sheet"  has  the meaning  set  forth  in
          Section 3.8.

                    "CMC Balance Sheet Date" means October 26, 1996.

                    "CMC Equity" has the meaning set forth in the third recital hereto.

                    "CMC Stockholders' Agreement" means the Stockholders' Agreement dated as of December 2, 1991 among CMC, JPS Textile Group, Inc. and Seiren Shareholder, as amended and supplemented.


                    "Code"  means the  Internal  Revenue Code  of 1986,  as
               amended.

                    "Company" has the meaning set forth in the first recital hereto and, in Sections 3.9, 3.10 and 3.11, includes the Company and CMC.

                    "Consulting Agreement" means the consulting agreement between the Company and Seiren Shareholder having commenced on January 1, 1996 and ending on December 31, 1996 establishing arrangements regarding the employment of certain individuals by the Company, as extended by the New Marketing Agreement.

                    "Cramerton Consulting Agreement" means the Consulting Agreement dated as of December 2, 1991 between the Company and Seiren Affiliate 1.

                    "Damages" means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys' fees, including, without limitation, (i) any consequential damages or (ii) any special or punitive damages which are assessed against any Indemnified Party as a result of a third party action.


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                    "Deductible" has the meaning set forth in Section 10.2.

                    "Equity" has the meaning set forth in the third recital
               hereto.

                    "Former Marketing Agreement" means the marketing agreement between the Company and Seiren Shareholder having commenced on January 1, 1995 and ending on December 31, 1997, as evidenced by the Unanimous Written Consent of the Board of Directors of the Company dated as of March 31, 1995.

                    "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal governmental or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

                    "GP Interest" has the meaning set forth in the second recital hereto.

                    "Indemnified Party" has the meaning set forth in Section 10.4(a) and in the case of Purchaser shall also include the Company and CMC.

                    "Indemnifying Party" has the meaning set forth in Section 10.4(a).

                    "Interim Balance Sheet" has the meaning set forth in Section 3.7(b).

                    "Interim Balance Sheet Date" means June 30, 1996.

                    "Interim Financial Statements" has the meaning set forth in
          Section 3.7(b).

                    "IRS" means the Internal Revenue Service of the Department of the Treasury.

                    "JPS Automotive" means JPS Automotive L.P., a Delaware limited partnership.

                    "JPS Automotive Agreement" means the JPS Automotive L.P. Equity Purchase Agreement dated as of August 28, 1996 by and among JPSGP Inc., Foamex-JPS Automotive L.P. and Collins & Aikman Products Co.

                    "JPS Automotive Closing" has the meaning set forth in
          Section 6.7.



                    "JPS Automotive Marketing Agreement" means the Marketing Agreement dated as of December 2, 1991 between JPS Automotive and Seiren Shareholder.

                    "Knowledge" as applied to Sellers means the actual knowledge of any person listed on Schedule 1.1 hereto; it being agreed and understood that (i) no Seller has participated in the preparation of any financial statements of the Company or CMC or the day to day management or operations of the Company or CMC and (ii) no Seller has undertaken any independent investigation to determine the accuracy of any of the representations and warranties herein that are qualified by the term "Knowledge."

                    "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

                    "Lien" means any lien, mortgage, pledge or other security interest.

                    "LP Interest" has the meaning set forth in the first recital hereto.

                    "Material Adverse Effect" means a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of either (i) the Company or (ii) CMC.

                    "New Marketing Agreement" has the meaning set forth in
          Section 7.6.

                    "Parent Entities" means Sellers and their Affiliates, other than the Company and CMC and their respective officers and directors.

                    "Partner Interest Purchase Agreement" means the Partner Interest Purchase Agreement dated as of December 2, 1991 by and among JPS Automotive Products Corp., CMC, Seiren Affiliate 1 and Seiren Affiliate 2, as amended and supplemented.

                    "Partnership Agreement" means the Company's Amended and Restated Agreement of Limited Partnership dated as of December 2, 1991, as amended by the First Amendment to Amended and Restated Agreement of Limited Partnership dated as of June 2, 1994, as amended by the Second Amendment to Amended and Restated Agreement of Limited Partnership dated as of October 3, 1994.

                    "Permit" means any permit, approval, consent, authorization, license, variance or permission required by a Governmental Agency under any applicable laws.

                    "Perpetual Representations" has the meaning set forth in
          Section 10.1.



                    "Person" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

                    "Purchase Price" means $10,000,000.

                    "Purchaser" has the meaning set forth in the preamble hereto.

                    "Purchaser's Opinion of Counsel" has the meaning set forth in Section 7.10.

                    "Released Persons" has the meaning set forth in Section
          8.13.



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



                    "Schedules" or "Disclosure Schedules" means the various Schedules referred to in this Agreement and attached hereto.

                    "Second Short Tax  Year" has the  meaning set forth  in
          Section 6.7.

                    "Seiren Affiliate 1" has the meaning set forth in the preamble hereto.

                    "Seiren Affiliate 2" has the meaning set forth in the preamble hereto.

                    "Seiren Shareholder" has the meaning set forth in the preamble hereto.

                    "Seller Entity" means any of the Company and CMC.

                    "Sellers" has the meaning set forth in the preamble hereto.

                    "Sellers' Opinion of Counsel" has the meaning set forth in
          Section 8.14.

                    "Subsidiary" means "subsidiary" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

                    "Tax Return" means any report, return, information return, form, declaration, claim for refund, statement or other information (including any amendment thereto and including any schedule or statement thereto) required to be supplied to a Governmental Agency in connection with Taxes.

                    "Taxes" means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, registration, capital stock, value added, single business, occupation, workers' compensation, alternative or add-on minimum, estimated or other tax, including, without limitation, any interest, penalties or additions thereto.

                    Section 1.2. Accounting Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

                                   ARTICLE II.

                                SALE AND PURCHASE

                    Section 2.1. Agreement to Sell and to Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, the Equity.

                    Section 2.2. Purchase and Sale of Equity. On the terms and subject to the conditions set forth in this Agreement, at the Closing (in addition to the transactions referred to in Article IX):

                    (a) Seiren Affiliate 1 shall deliver to Purchaser or its designees certificates representing the LP Interest, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank. Seiren Affiliate 2 shall deliver to Purchaser or its designees certificates representing the GP Interest, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank. Seiren Shareholder shall deliver to Purchaser or its designees certificates representing the CMC Equity, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank.

                    (b) Purchaser shall deliver to Sellers by wire transfer of immediately available funds the Purchase Price to such accounts specified by Sellers, of which 92.5% shall be paid by Purchaser to Seiren Affiliate 1, 5% shall be paid by the Affiliate described in
          Section 2.2(a) hereof to Seiren Affiliate 2 and 2.5% shall be paid by Purchaser to Seiren Shareholder.


                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF SELLERS

                    Subject to Section 3.11, each of Sellers, jointly and severally, represents and warrants to Purchaser as set forth in this
          Article III:

                    Section 3.1. Authority of Sellers. (a) Each of Seiren Affiliate 1 and Seiren Affiliate 2 is a corporation duly organized, validly existing and in good standing under the laws of New York and Delaware, respectively, and has full corporate power and authority to execute and deliver this Agreement. The execution and delivery by each of Seiren Affiliate 1 and Seiren Affiliate 2 of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Seiren Affiliate 1 and Seiren Affiliate 2, and this Agreement constitutes the legal, valid and binding obligation of Seiren Affiliate 1 and Seiren Affiliate 2 enforceable against each such entity in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the enforceability of specific remedies.


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


                    (b) Seiren Shareholder is a corporation duly organized, validly existing and in good standing under the laws of Japan and has full corporate power and authority to execute and deliver this Agreement. The execution and delivery by Seiren Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seiren Shareholder, and this Agreement constitutes the legal, valid and binding obligation of Seiren Shareholder enforceable against Seiren Shareholder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the enforceability of specific remedies.

                    Section 3.2. Title to the LP Interest and the GP Interest. Seiren Affiliate 1 will have at the Closing valid and marketable title to the LP Interest, free and clear of any Liens, except those arising under this Agreement and the Partnership Agreement. Seiren Affiliate 2 will have at the Closing valid and marketable title to the GP Interest, free and clear of any Liens, except those arising under this Agreement and the Partnership Agreement.

                    Section 3.3. Title to the CMC Equity. Seiren Shareholder will have at the Closing valid and marketable title to the CMC Equity, free and clear of any Liens, except those arising under this Agreement and the CMC Stockholders' Agreement.


                    Section 3.4. Valid Issuance; No Options. To the Knowledge of
          Sellers: (a) all of the outstanding limited or general partnership interests or shares of capital stock, as the case may be, of the Company and CMC are duly authorized, validly issued, fully paid and non-assessable, and (b) except for rights of first refusal of the Sellers being waived at Closing pursuant to Section 8.12 hereof, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character (i) evidencing the right to purchase or subscribe to any limited or general partnership interests or shares of capital stock, as the case may be, of the Company or CMC or (ii) obligating the Company or CMC to issue any additional shares of its respective limited or general partnership interests or capital stock, as the case may be.

                    Section 3.5. No Conflict or Violation; Consents. Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement by Sellers, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof, will (a) conflict with or result in a breach of or a default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a default) with respect to any of the terms, conditions or provisions of, (b) result in the termination of, accelerate the performance required by,
          (c) result in the creation of any Lien upon the Equity, or to the Knowledge of Sellers, the assets of the Company or CMC in connection with, (d) impair Sellers' ability to consummate the transactions contemplated hereby, (e) except for such that are required solely as a result of the regulatory status of the Purchaser or, to the Knowledge of Sellers, the regulatory status of the Company or CMC, require any filing with or approval of any Person, including, without limitation, any Governmental Agency, arising out of, or (f) except as set forth in
          Section 3.4(b) above, give rise to any right of termination or renegotiation, or purchase or offer right, under: (x) any statute, rule, regulation, code, order, writ or decree of any Governmental Agency applicable to Sellers or, to the Knowledge of Sellers, to the Company or CMC, (y) the Partnership Agreement, the Certificate of Incorporation or By-Laws of CMC or Sellers' constituent documents, or (z) any contract, lease, Permit or other instrument to which any of the Sellers is a party or subject or by which any of Sellers' properties or assets are bound, or, to the Knowledge of Sellers, to which the Company or CMC is a party or subject or by which any of their property or assets are bound, except in the cases of clauses (x) and (z) for those conflicts, breaches, defaults, terminations or accelerations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Sellers to consummate the transactions contemplated by this Agreement; provided, however, that no representation or warranty is made hereby by Sellers with respect to the effect of antitrust laws or regulations. No consent, approval or authorization of, or registration or filing with, any Governmental Agency is required to be obtained or made by or with respect to Sellers in connection with the execution and delivery of this Agreement by Sellers or the performance by Sellers of the transactions contemplated hereby to be performed by them, except for such of the foregoing (i) as are listed or described in Schedule 3.5, (ii) which, if not so obtained or made, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or (iii) that are required solely as a result of the regulatory status of the Purchaser, the Company or CMC (of which, to the Knowledge of Sellers, none are required as a result of the regulatory status of the Company or CMC).

                    Section 3.6. Reserved.

                    Section 3.7. Financial Statements of the Company. (a) To the Knowledge of Sellers, the audited balance sheet of the Company at December 31, 1995 (the "Balance Sheet") and related statement of income, retained earnings and cash flow for the periods then ended and the notes thereto, (i) are included as Schedule 3.7(a), (ii) were prepared in accordance with GAAP, consistently applied, and (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon.

                    (b) To the Knowledge of Sellers, the unaudited balance sheet as of the Interim Balance Sheet Date (the "Interim Balance Sheet") and the related income statement for the period then ended (collectively, the "Interim Financial Statements") (i) are included as Schedule 3.7(b), (ii) were prepared in accordance with GAAP, consistently applied, and (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, subject to normal year-end adjustments. To the Knowledge of Sellers, the Interim Financial Statements included all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the Company's consolidated financial position and results of operations.

                    Section 3.8. Financial Statements of CMC. To the Knowledge of Sellers, the unaudited balance sheet of CMC at October 26, 1996 (the "CMC Balance Sheet") and related statement of income, retained earnings and cash flow for the periods then ended and the notes thereto, (i) are included as Schedule 3.8, (ii) were prepared in accordance with GAAP, consistently applied, and (iii) present fairly the financial condition and the results of operations of CMC as of the dates and for the periods indicated thereon.

                    Section 3.9. Undisclosed Liabilities. (a) To the Knowledge of Sellers, as of the Interim Balance Sheet Date, the Company has no material Liabilities, except for Liabilities: (a) reflected or reserved for on the Interim Balance Sheet, (b) relating to performance obligations under leases and contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the Interim Balance sheet, (c) consisting of obligations arising under environmental laws, (d) arising out of or in connection with any claim by the ultimate retail purchaser of any of the Company's products resulting from an alleged defect in the design or manufacture of any product, or any alleged failure to warn with respect to any product, (e) constituting Taxes, or (f) as set forth on Schedule 3.9(a).

                    (b) To the Knowledge of Sellers, as of the CMC Balance Sheet Date, CMC has no material Liabilities, except for Liabilities: (a) reflected or reserved for on the CMC Balance Sheet, (b) relating to performance obligations under leases and contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the CMC Balance Sheet, (c) constituting Taxes or (d) as set forth on Schedule 3.9(b).

                    Section 3.10. Material Adverse Effect. To the Knowledge of Sellers, other than changes resulting from (a) general economic conditions, (b) conditions affecting the automotive carpet and textile industry generally, (c) changes in any applicable law, rule, regulation, statute or interpretation thereof or (d) as set forth on
          Schedule 3.10, since the Interim Balance Sheet Date, there has not been any Material Adverse Effect, nor have any events occurred nor do any circumstances exist which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Sellers, since the Interim Balance Sheet Date, except as set forth on Schedule 3.10, there has not occurred any material deterioration in the Company's relationships with its employees, unions, suppliers or customers, and the Company has not lost or been threatened with the loss of any model or program in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                    Section 3.11. Disclaimer of Additional Representations and Warranties; Schedules. (a) Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, and any other certificate or instrument delivered pursuant to the terms hereof or thereof, Sellers make no representation or warranty, including with respect to the Company, or its operations, assets, Liabilities or conditions, including any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the assets of the Company, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent.

                    (b) Notwithstanding anything to the contrary contained in this Agreement, any item disclosed on any one Schedule shall be deemed to be disclosed on each Schedule, where relevant, provided that a specific cross-reference is made in the relevant Schedule. Disclosure of an item in any Schedule shall not be deemed to be an admission that such item is material.


                    Section 3.12. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers without the intervention of any other Person acting on their behalf in such a manner as to give rise to any valid claim by any such

          Person against Purchaser or its Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Sellers.


                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

                    Subject to Section 4.6, Purchaser represents and warrants to Sellers as follows:

                    Section 4.1. Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has the requisite corporate power and authority to own its properties and to carry on the business presently being conducted by it.

                    Section 4.2. No Conflict or Violation. Except as referenced in Section 8.8, neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof, will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Agency applicable to Purchaser, or of the Certificate of Incorporation or By-Laws of Purchaser, or of any indenture, contract, agreement, lease or other instrument to which Purchaser is a party or subject or by which Purchaser or any of its properties or assets are bound, or of any applicable statute, rule or regulation to which Purchaser or its businesses is subject, except for those conflicts, breaches, defaults or accelerations which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Purchaser or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that no representation or warranty is made hereby by Purchaser with respect to the effect of antitrust laws or regulations.

                    Section 4.3. Litigation. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions or decrees pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of Purchaser, threatened against Purchaser at law, in equity, in admiralty or otherwise, or before or by any Governmental Agency, which restrains or enjoins the consummation of the transactions contemplated hereby.

                    Section 4.4. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such a manner as to give rise to any valid claim by any such Person against Sellers or their Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

                    Section 4.5. Investment Intent; Status. The Equity will be acquired hereunder solely for the account of Purchaser or its designees for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended, subject to the right of Purchaser and any such designee to sell, assign, transfer or distribute any or all of the Equity to any corporation which is an Affiliate of Purchaser. Purchaser is an "accredited investor" within the mean of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

                    Section 4.6. Disclaimer of Additional Representations and Warranties. Except as expressly set forth in this Agreement and the Exhibits hereto, and any other certificates or instruments delivered pursuant to the terms hereof or thereof, Purchaser makes no representation or warranty.


                                   ARTICLE V.

                          CERTAIN COVENANTS OF SELLERS

                    Each of Sellers covenants with Purchaser that from and after the date hereof through the Closing Date:

                    Section 5.1. Conduct of Business. Sellers shall not take any action to cause the Company or CMC to operate outside the ordinary course of its business in accordance with past practices.

                    Section 5.2. Information and Access. Sellers shall not take any action to cause the Company or CMC to prevent representatives of Purchaser from having reasonable access during normal business hours, in a manner so as not to interfere with the normal operations of the Company and CMC, to all premises, properties, personnel, accountants, books, records, contracts and documents of the Company and CMC. Purchaser and each of its representatives shall treat and hold as confidential all such information until the Closing.


                                   ARTICLE VI.
                        CERTAIN COVENANTS AND AGREEMENTS

                    Section 6.1. Filings. As promptly as practicable, Sellers and Purchaser shall prepare and file any other application, report or other filing required to be submitted to any Governmental Agency in connection with the transactions contemplated hereby.

                    Section 6.2. Transfer Taxes. Any sales, recording, transfer, stamp, conveyance, value added, use or other similar Taxes, duties, excise, governmental charges or fees imposed as a result of the sale of the Equity to Purchaser pursuant to this Agreement shall be borne by Sellers. Purchaser shall promptly remit any refunds of such items to Sellers. Sellers and Purchaser, to the extent required by law, shall prepare and file all Tax Returns on a timely basis with respect to any such Taxes or fees.

                    Section 6.3. Certain Provisions Relating to Consents. Sellers and Purchaser shall each use commercially reasonable efforts prior to and after the Closing Date to obtain all consents that are required in connection with the transactions contemplated by this Agreement. Sellers shall not obtain any consent that will affect Purchaser or the Company, and Purchaser shall not obtain any consent that will affect Sellers or the Company, to any of their economic detriment, including any modification of any contract, lease or Permit. Purchaser and Sellers shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information, provided, however, that none of Purchaser, Sellers or the Company will be required to incur any Liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

                    Section 6.4. Nondisclosure; Noncompetition. (a) From and after the Closing Date, Sellers shall not use, divulge, furnish or make accessible to anyone any proprietary, material nonpublic, confidential or secret information to the extent relating to the Company or CMC (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers), and Sellers shall cooperate reasonably with Purchaser in preserving such proprietary, confidential or secret aspects of the Company or CMC.


                    (b) For a period of three years after the Closing Date, Sellers will not, and will cause each of their Affiliates not to, directly or indirectly, manufacture or sell in North America any automotive upholstery fabrics of the general type manufactured or sold by the Company or CMC as of the Closing, or own stock or otherwise have an equity interest in or be affiliated with any Person or entity engaged in such business in North America (except as a stockholder holding less than 5% of the stock of a publicly held corporation or less than 5% of the stock of a private company if the investment is completely passive). None of the Sellers will, for a period of two years from the Closing Date, solicit for hire any employees of the Company or CMC without the prior written consent of Purchaser, except for any such employees that are also employees of any of the Sellers or their Affiliates on the Closing Date. Sellers agree that a violation of this Section 6.4 will cause irreparable injury to Purchaser, and Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Sellers from doing or continuing to do any such violation and any other violations or threatened violations of this Section 6.4.

                    (c) Sellers acknowledge and agree that the covenants set forth in this Section 6.4 are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this Section 6.4(c), any of the provisions of this Section 6.4 relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

                    Section 6.5. Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby; provided, however, that nothing in this covenant or any other provision of this Agreement will require Purchaser to agree to any divestiture, hold-separate or other agreement or requirement.

                    Section 6.6. Tax Sharing Agreements and Arrangements. Sellers will cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Seller Entities (other than contracts solely among such Seller Entities) to be terminated, amended or assigned effective as of the Closing Date, to the extent that any such agreement or arrangement relates to any Seller Entity, on the one hand, and any Parent Entity, on the other hand, and after the Closing Date none of the parties shall have any obligation to a Parent Entity under any such agreement or arrangement for any past, present or future period. Notwithstanding the foregoing, the existing tax sharing arrangement between Seiren Affiliate 1, Seiren Shareholder and the Company with respect to the tax equalization of compensation paid to Japanese secondees from Seiren Affiliate 1 and/or Seiren Shareholder to the Company shall continue between Seiren Affiliate 1, Seiren Shareholder and the Company after the Closing Date for so long as any Seller provides the Company with Japanese secondees.

                    Section 6.7. Tax Returns. The parties acknowledge that the taxable year of the Company will close as to all its partners as a result of the closing of the acquisition of JPS Automotive by Purchaser pursuant to the JPS Automotive Agreement (the "JPS Automotive Closing") but will not close as to all its partners as a result of the Closing under this Agreement (if such Closing occurs on a day after the JPS Automotive Closing), so that Seiren Affiliate 1 and Seiren Affiliate 2 may be partners of the Company for all of the taxable year closing with the JPS Automotive Closing and for part of the next taxable year (the "Second Short Tax Year"). The parties agree that the federal income tax return of the Company with respect to the Second Short Tax Year (if any) shall be prepared by or at the direction of Purchaser and its Affiliates, and that the allocation of income for such taxable year between Seiren Affiliate 1 and Seiren Affiliate 2 and the purchaser(s) of their interests shall be based on a daily proration of all items for such taxable year; provided, however, that in the event there is any material item of non-recurring income, expense or deduction for such taxable year, prior to filing the Company tax return for such year, Purchaser and its Affiliates will consult in good faith with Sellers concerning the proper treatment of such item in the proration of income.

                                  ARTICLE VII.

                       CONDITIONS TO SELLERS' OBLIGATIONS

                    The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Sellers) of each of the following conditions on or prior to the Closing Date:

                    Section 7.1. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made anew on and as of the Closing Date. Purchaser shall have delivered to Sellers a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

                    Section 7.2. Compliance with Agreement. Purchaser shall have performed and complied in all material respects with the covenants set forth in Sections 6.1, 6.3 and 6.5, and in all respects with all other covenants to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to Sellers a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

                    Section 7.3. No Adverse Proceeding. As of the Closing Date, there shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency or other Person in which it is sought to restrain or prohibit or question the validity or legality of the transactions contemplated by this Agreement, nor shall any such suit, action or proceeding under any applicable antitrust law, rule or regulation be threatened by any Governmental Agency.

                    Section 7.4. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on
          Schedule 8.4 hereto shall have been obtained.

                    Section 7.5. Corporate Documents. Sellers shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

                    Section 7.6. New Marketing Agreement. The Company and Seiren Shareholder shall have entered into a new marketing agreement as of the Closing Date covering North American bodycloth sales, in the form of Exhibit A hereto (the "New Marketing Agreement").

                    Section 7.7. Termination of Agreements. (a) The Partner Interest Purchase Agreement, the CMC Shareholders' Agreement and the Amended and Restated Agreement of Limited Partnership of the Company (including the license of the Seiren Technology (as defined in the Amended and Restated Agreement of Limited Partnership of the Company) provided for therein) shall have been terminated as of the Closing Date on terms and conditions satisfactory to each Seller in its sole discretion or amended to remove any Seller as a party thereto.

                    (b) The JPS Automotive Marketing Agreement (except as provided in the New Marketing Agreement) and the Former Marketing Agreement shall have been terminated as of the Closing Date on terms and conditions satisfactory to Sellers in their sole discretion.

                    (c) The Cramerton Consulting Agreement and any other agreement relating to the Company or CMC to which any of the Sellers or their Affiliates is a party (other than (i) the New Marketing Agreement and the agreements referred to in Section 7.7(a) hereof,
          (ii) to the extent set forth in the New Marketing Agreement, the Consulting Agreement and (iii) the tax arrangements set forth in
          Section 6.6 hereof) are hereby terminated effective as of the Closing Date.

                    Section 7.8. FIRPTA. Sellers shall have received certificates from the Company and CMC, respectively, dated the Closing Date, pursuant to Section 1445 of the Code (Foreign Investment in Real Property Tax Act of 1980 Affidavit) in substantially the forms attached hereto as Exhibit B.

                    Section 7.9. JPS Automotive Agreement Closing. The closing contemplated by the JPS Automotive Agreement shall have occurred prior to, or shall occur simultaneously with, the Closing.

                    Section 7.10. Opinion of Counsel. Sellers shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Purchaser, in the form of Exhibit C hereto ("Purchaser's Opinion of Counsel").

                    Section 7.11. Company Tax Distribution. Prior to the Closing, the Company shall have distributed to each of its partners (including Seiren Affiliate 1 and Seiren Affiliate 2) an amount equal to (a) all distributions declared but not paid to the date hereof, (b) all distributions declared from the date hereof to the Closing Date, and (c) to the extent not reflected in (a) or (b), the Company's reasonable good faith estimate of the amount of taxes paid or to be paid by such partner on account of the income of the Company through the Closing Date, net of any prior overpayment of such amounts.


                                  ARTICLE VIII.

                        CONDITIONS TO PURCHASER'S OBLIGATIONS

                    The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

                    Section 8.1. Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made anew on and as of the Closing Date. Sellers shall have delivered to Purchaser certificates of the President or a Vice President of Seiren Affiliate 1, Seiren Affiliate 2 and Seiren Shareholder, dated the Closing Date, to the foregoing effect.

                    Section 8.2. Compliance with Agreement. Sellers shall have performed and complied in all material respects with the covenants set forth in Sections 5.1, 5.2, 6.1, 6.3 and 6.5, and in all respects with all other covenants to be performed or complied with by them on or prior to the Closing Date. Sellers shall have delivered to Purchaser certificates of the President or a Vice President of Seiren Affiliate 1, Seiren Affiliate 2 and Seiren Shareholder, dated the Closing Date, to the foregoing effect.

                    Section 8.3. No Adverse Proceeding. As of the Closing Date, there shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency or other Person in which it is sought to restrain, prohibit or question the validity or legality of the transactions contemplated by this Agreement, nor shall any such suit, action or proceeding under any applicable antitrust law, rule or regulation be threatened by any Governmental Agency.

                    Section 8.4. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on
          Schedule 8.4 hereto shall have been obtained.

                    Section 8.5. Corporate Documents. Purchaser shall have received from Sellers certified copies of the resolutions duly adopted by the board of directors of Seiren Affiliate 1, Seiren Affiliate 2 and Seiren Shareholder, approving the execution and delivery of this Agreement by Seiren Affiliate 1, Seiren Affiliate 2 and Seiren Shareholder, respectively, and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

                    Section 8.6. FIRPTA. Purchasers shall have received certificates from the Company and CMC, respectively, dated the Closing Date, pursuant to Section 1445 of the Code (Foreign Investment in Real Property Tax Act of 1980 affidavit) in substantially the forms attached hereto as Exhibit B.

                    Section 8.7. JPS Automotive Agreement. All of the conditions to Purchaser's obligations under Article VIII of the JPS Automotive Agreement (other than Section 8.8 thereof) shall have been satisfied or waived by Purchaser in its sole discretion, and the closing contemplated by the JPS Automotive Agreement shall have occurred prior to, or shall occur simultaneously with, the Closing.

                    Section 8.8. Purchaser Bank Consent. Purchaser shall have obtained, on terms and conditions satisfactory to Purchaser in its sole discretion, the consent of the requisite lenders under its existing bank credit facility to the extent necessary to consummate the transactions contemplated by this Agreement.

                    Section 8.9. Material Adverse Effect. Since the date hereof, there shall not have occurred (i) a Material Adverse Effect or (ii) any event which could reasonably be expected to have a Material Adverse Effect.

                    Section 8.10. Clearance Certificates. Sellers shall have delivered any clearance certificates or similar documents that may be required by any state Tax authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price.

                    Section 8.11. Marketing and Consulting Agreements. (a) The Company and Seiren Shareholder shall have entered into the New Marketing Agreement as of the Closing Date.

                    (b) The Partner Interest Purchase Agreement, the CMC Shareholders' Agreement and the Amended and Restated Agreement of Limited Partnership of the Company (including the license of the Seiren Technology (as defined in the Amended and Restated Agreement of Limited Partnership of the Company) provided for therein) shall have been terminated as of the Closing Date on terms and conditions satisfactory to Purchaser in its sole discretion or amended to remove any Seller as a party thereto.

                    (c) The JPS Automotive Marketing Agreement (except as provided in the New Marketing Agreement) and the Former Marketing Agreement shall have been terminated as of the Closing Date on terms and conditions satisfactory to Purchaser in its sole discretion.

                    (d) The Cramerton Consulting Agreement and any other agreement relating to the Company or CMC to which any of the Sellers or their Affiliates is a party (other than (i) the New Marketing Agreement and the agreements referred to in Section 8.11(b) hereof,
          (ii) to the extent set forth in the New Marketing Agreement, the Consulting Agreement, and (iii) the tax arrangements set forth in
          Section 6.6 hereof) are hereby terminated effective as of the Closing Date.

                    Section 8.12. Waiver of Any Seiren Right of First Refusal. In connection with the consummation of the purchase and sale contemplated by the JPS Automotive Agreement:

                    (a) Seiren Affiliate 1 hereby validly waives, conditioned on the consummation of the closing of the transactions contemplated by this Agreement and effective as of the date of the Closing, any right of first refusal pursuant to Section 3.2 of the Partner Interest Purchase Agreement; and

                    (b) Seiren Shareholder hereby validly waives, conditioned on the consummation of the closing of the transactions contemplated by this Agreement and effective as of the date of the Closing, any right of first refusal pursuant to the CMC Stockholders' Agreement.


                    Section 8.13. Release of Claims Against the Company and CMC. Each of Sellers and their Affiliates hereby releases and discharges, as of the date of Closing, the Company and CMC and their respective Affiliates, successors and assigns and the directors, officers, employees, stockholders, general partners and limited partners of each of them (other than JPSGP Inc., Foamex-JPS Automotive L.P., Foamex International Inc. and their respective Affiliates (excluding JPS Automotive, the Company and CMC), successors and assigns, directors, officers, employees, stockholders, general partners and limited partners) (the "Released Persons") from any and all liabilities, actions, causes of actions, suits, claims, obligations and demands, of any nature, that any of the Sellers or their Affiliates or their respective successors or assigns ever had, now have or may hereafter have, against any of the Released Persons for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of the Closing. Without limiting the generality of the foregoing, such release hereby provides, effective as of the date of the Closing, that each of Sellers and its Affiliates specifically releases and discharges the Released Persons from any obligation under the Partnership Agreement or otherwise to make, and hereby waives, effective as of the date of the Closing, any right under the Partnership Agreement or otherwise to receive, any distribution for the payment of Taxes or other payments related to Taxes relating to the Company or their interests therein.

                    Section 8.14. Opinions of Counsel. Purchaser shall have received an opinion of O'Melveny & Myers LLP, counsel to Seiren Affiliate 1 and Seiren Affiliate 2, and Showa Law Office, counsel to Seiren Shareholder, in the form of Exhibit D hereto ("Sellers' Opinion of Counsel").


                                   ARTICLE IX.

                            THE CLOSING; TERMINATION

                    Section 9.1. The Closing. The Closing of the transactions contemplated hereby (the "Closing") shall be held two Business Days after each of the conditions precedent set forth in Articles VII and VIII have been satisfied or waived by the party entitled to the benefit thereof, simultaneously with the closing under the JPS Automotive Agreement (the "Closing Date"). The Closing shall be held at the offices of Jones, Day, Reavis & Pogue at 599 Lexington Avenue, New York, New York 10022 or at such other place as the parties may mutually agree. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

                    Section 9.2. Deliveries by Sellers at the Closing. At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser, the following items:


                    (a)  The  duly  executed  officer's   certificates  and
               certified resolutions referred to in Sections 8.1, 8.2 and 8.5;

                    (b) The consents required to be obtained by Sellers listed on Schedule 8.4;

                    (c)  Documents  terminating  the  agreements listed  in
               Section 8.11(b), (c) and (d);

                    (d)  New Marketing Agreement;

                    (e)  Sellers' Opinion of Counsel; and

                    (f) All other previously undelivered documents that Sellers are required to deliver to Purchaser pursuant to this Agreement.

                    Section 9.3. Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers, the following items:

                    (a)  The  duly  executed  officer's   certificates  and
               certified resolutions referred to in Sections 7.1, 7.2 and 7.5;

                    (b) Duly executed and acknowledged transfer tax and other
               required Tax forms reasonably required by Sellers to consummate the transactions contemplated hereby, all in the form required by applicable law;

                    (c) The consents required to be obtained by Purchaser listed on Schedule 8.4;

                    (d)  New Marketing Agreement;

                    (e)  Purchaser's Opinion of Counsel;

                    (f) All other previously undelivered documents that Purchaser is required to deliver to Sellers pursuant to this Agreement; and

                    (g)  The Purchase Price.

                    Section 9.4. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

                    (a) By mutual written consent of Purchaser and Sellers; or

                    (b) After December 19, 1996 by Purchaser or Sellers (if such terminating party is not then in material default of any obligation hereunder), if the Closing has not occurred on or before such date, provided, however, that upon consultation between Purchaser and Sellers, such date may, with the consent of Sellers, such consent not to be unreasonably withheld, be extended to any date on or prior to December 31, 1996.

          In the event this Agreement is terminated pursuant to this Section 9.4, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in the last sentence of Section
          5.2 and Sections 11.4, 11.5 and 11.9, and except that nothing in this
          Section 9.4 shall relieve any party hereto of any liability for breach of any of the covenants or willful or intentional breach of any of the representations or warranties contained in this Agreement.


                                   ARTICLE X.

                                 INDEMNIFICATION

                    Section 10.1. Survival. All of the representations and warranties of Sellers contained in Article III of this Agreement (other than the representations and warranties of Sellers contained in Sections 3.1, 3.2 and 3.3 (collectively, the "Perpetual Representations")) or any certificate delivered by Sellers shall survive the Closing and continue in fully force and effect until April 30, 1998. Notwithstanding the foregoing, any notice given in accordance with Section 11.1 of this Agreement claiming an alleged breach of any representation or warranty hereunder will without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. The Perpetual Representations, all of the representations and warranties of Purchaser, and all of the covenants of Sellers and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

                    Section 10.2. Indemnification Provisions for Benefit of Purchaser. (a) In the event Sellers breach any of their representations, warranties or covenants contained in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement and provided that, as to any claim for breach of representations or warranties, Purchaser makes a written claim for indemnification against Sellers within the applicable survival period, if applicable, then Sellers agree jointly and severally to indemnify Purchaser and its Affiliates from and against all Damages Purchaser suffers resulting from or arising out of such event; provided, however, Sellers shall not have any obligation to indemnify Purchaser from and against any Damages resulting from the breach of any representation or warranty of Sellers (as opposed to any covenant of Sellers) contained in Article III of this Agreement: (i) (other than Perpetual Representations) until Purchaser has suffered aggregate Damages, by reason of all such breaches (excluding breaches or series of related breaches resulting in Damages of less than $5,000) in excess of $45,454.50 (the "Deductible") (after which point Sellers will be obligated only to indemnify the Purchaser from and against further Damages in excess of the Deductible), or (ii) notwithstanding anything to the contrary contained in this Agreement, to the extent the aggregate amount that Sellers have actually indemnified Purchaser for prior breaches of representations and warranties of Sellers contained in Article III of this Agreement exceeds $10 million (the "Cap"). Notwithstanding anything to the contrary contained in this Agreement, to the extent any Damages for which Purchaser may claim indemnity (or satisfaction of the Deductible) pursuant to this Section 10.2 relate to a breach of any of the representations or warranties contained in
          Article III and are due to Damages suffered by the Company (which are not directly suffered by Purchaser), Sellers shall only be obligated to indemnify Purchaser and its Affiliates for (or reduce the remaining portion of the Deductible by) 20% of the total Damages suffered by the Company, which 20% shall be subject to the Cap. Notwithstanding anything to the contrary contained in this Agreement, to the extent any Damages for which Purchaser may claim indemnity (or satisfaction of the Deductible) pursuant to this Section 10.2 relate to a breach of any of the representations or warranties contained in Article III and are due to Damages suffered by CMC (which are not directly suffered by Purchaser), Sellers shall only be obligated to indemnify Purchaser and its Affiliates for (or reduce the remaining portion of the Deductible by) 50% of the total Damages suffered by CMC, which 50% shall be subject to the Cap.

                    (b) The indemnification provided for in Section 10.2(a) shall survive any investigation at any time made by or on behalf of Purchaser or any knowledge or information that Purchaser may have.

                    Section 10.3. Indemnification Provisions for Benefit of Sellers. In the event Purchaser breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement and provided that Sellers make a written claim for indemnification against Purchaser, then Purchaser agrees to indemnify Sellers from and against all Damages Sellers suffer resulting from or arising out of such event.

                    Section 10.4. Matters Involving Third Parties. (a) If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article X, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within 10 calendar days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party after such 10-day period shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

                    (b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party's rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate.

                    (c) The Indemnifying Party may at any point in time choose to assume the defense of such matter, in which event:

                         (i) the Indemnifying Party shall defend the Indemnified
                    Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

                         (ii) the Indemnified Party may retain separate counsel
                    at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party (but only to the extent of such different or additional defenses)), and

                         (iii) the Indemnifying Party shall reimburse the
                    Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

                    (d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that the portion of such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article X.

                    (e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

                    Section 10.5. Certain Additional Provisions Relating to Indemnification.

                    (a) Notwithstanding Section 11.12, after the Closing Date, the indemnification provisions set forth in this Article X shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement except for actual fraud.

                    (b) The Indemnifying Party shall have no obligation to indemnify or hold harmless the Indemnified Party pursuant to this
          Article X for any Damages to the extent that the Indemnified Party has actually recovered such Damages (net of expenses or other costs (including, without limitation, attorneys fees and expenses) of recovery and any retroactive or retrospective premium increases resulting from such recovery) from any Person other than the Indemnifying Party or any Affiliate thereof.

                    (c) The Indemnified Party hereby assigns to the Indemnifying Party any right the Indemnified Party may have against any Person (other than the Indemnifying Party, the Indemnified Party or any Affiliate of any of the foregoing), including, without limitation, any insurance company, to recover any Damages or other amounts that the Indemnifying Party has paid to the Indemnified Party pursuant to this
          Article X. The Indemnified Party agrees to cooperate reasonably with the Indemnifying Party, at the Indemnifying Party's sole cost and expense, in connection with the Indemnifying Party's efforts to pursue such rights, including, without limitation, providing reasonable access to the Indemnified Party's personnel, books and records, making its personnel and those of its Affiliates reasonably available for deposition and testimony and executing such additional instruments of assignment to evidence the assignment of such rights. In the event such rights by their terms may not be assigned, the Indemnified Party agrees to pursue its rights against such other Person, at the sole cost and expense and direction of the Indemnifying Party, and to remit to the Indemnifying Party any recovery.

                    (d) To the extent permitted by applicable law, any payments by an Indemnifying Party under this Article X shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

                                   ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

                    Section 11.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) three Business Days after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Sellers and to Purchaser at the addresses indicated below:

                    If to Purchaser:    Collins & Aikman Products Co.
                                        701 McCullough Drive
                                        Charlotte, North Carolina  28232
                                        Attention:  Chief Financial Officer
                                        Fax:  (704) 548-2208

                    If to Sellers:      Seiren Co., Ltd.
                                        10-1, Keya 1-Chome
                                        Fukui, Japan 910
                                        Attention:  Mr. Tatsuo Kawada, President
                                        Fax:  011-81-776-35-2114

          or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this
          Section 11.1.

                    Section 11.2. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.

                    Section 11.3. Assignment and Parties in Interest. (a) Neither this Agreement nor any of the rights, duties or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto, provided, however, that (i) prior to or after the Closing, Purchaser may assign all of its rights hereunder to any Affiliate of Purchaser, provided that no such assignment will relieve Purchaser of its obligations hereunder unless such assignment is made at Closing to Collins & Aikman Corporation, and provided further that such assignment shall not hinder, delay or prevent the Closing, and (ii) Purchaser has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interest in, the Company and CMC.

                    (b) Except as provided in Article X, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

                    Section 11.4. Announcements. All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Sellers prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

                    Section 11.5. Expenses. Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

                    Section 11.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

                    Section 11.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                    Section 11.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

                    Section 11.9. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein.

                    (b) The parties hereto irrevocably submit to the exclusive in personam jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent it may effectively do so under applicable law, each of the parties hereto irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, (i) any claim that (A) any proceeding arising out of or relating to this Agreement may be brought in another jurisdiction (except a proceeding brought by a third party) or (B) that it is not subject to the in personam jurisdiction of any court referenced in the first sentence of this clause (b), (ii) any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and
          (iii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                    (c) Purchaser and Sellers each waive all rights to a trial by jury in any action or proceeding relating to transactions arising out of or relating to this Agreement.

                    Section 11.10. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it by GAAP; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions, and (f) "$" means the currency of the United States of America.

                    Section 11.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

                    Section 11.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

         [The remainder of this page has been intentionally left blank.]

                    IN WITNESS WHEREOF, Sellers and Purchaser have executed and delivered this Agreement as of the day and year first written above.

          SELLERS:                   SEIREN U.S.A. CORPORATION


                                     By: /s/ Hideo Okuyama
                                        Name: Hideo Okuyama
                                        Title: President


                                     SEIREN AUTOMOTIVE TEXTILE
                                      CORPORATION


                                     By: Hideo Okuyama
                                        Name: Hideo Okuyama
                                        Title: Chairman



                                     SEIREN CO., LTD.


                                     By: /s/ Tatsuo Kawada
                                        Name: Tatsuo Kawada
                                        Title: President





          PURCHASER:                 COLLINS & AIKMAN PRODUCTS CO.


                                     By: /s/ J. Michael Stepp
                                        Name: J. Michael Stepp
                                        Title: Executive Vice President & Chief
                                               Financial Officer